Exhibit 16.1
April 28, 2022
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We have read Gravity Co., Ltd.’s statements concerning our Firm made under Item 16.F “Change in Registrant’s Certifying Accountant” of its Form 20-F dated April 28, 2022, and we agree with such statements. We are not in a position to agree or disagree with the other statements contained therein.

Very truly yours,
/s/ KPMG Samjong Accounting Corp.